Exhibit 99.1

Regional Health Properties Receives Notice from NYSE American Regarding

Late Filing of Annual Report on Form 10-K

ATLANTA, GA, April 22, 2019— Regional Health Properties, Inc. (“Regional” or the “Company”) (NYSE American: RHE) (NYSE American: RHEpA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, made an announcement concerning the Company's noncompliance with the continued listing standards of NYSE American LLC (the "Exchange").

On April 17, 2019, the Company received an official notice of noncompliance from the Exchange stating that the Company is not in compliance with the Exchange’s continued listing standards under the timely filing criteria outlined in Section 1007 of the Exchange’s Company Guide (the “Company Guide”) because the Company failed to timely file its Annual Report on Form 10-K for the year ended December 31, 2018 (the "Delayed Form 10-K"), which was due to be filed with the Securities and Exchange Commission (“SEC”) no later than April 16, 2019 (the “Filing Delinquency”).

For the reasons previously disclosed in its Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2019, the Company has not timely filed the Delayed Form 10-K because additional time is needed to finalize the Delayed Form 10-K and furnish the XBRL Interactive Data File exhibits required by Item 601(b)(101) of Regulation S-K. The Company is actively working to complete the Delayed Form 10-K and intends to file the Delayed Form 10-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), within the next ninety (90) days.

As a result of the foregoing, the Company has become subject to the procedures and requirements of Section 1007 of the Company Guide. During the six-month period from the date of the Filing Delinquency (the “Initial Cure Period”), the Exchange will monitor the Company and the status of the Delayed Form 10-K and any subsequent reports until the Filing Delinquency is cured. If the Company fails to cure the Filing Delinquency within the Initial Cure Period, the Exchange may, in its sole discretion, allow the Company’s securities to be traded for up to an additional six-month period (the “Additional Cure Period”), depending on the Company’s specific circumstances. If the Exchange determines that an Additional Cure Period is not appropriate, suspension and delisting procedures will commence in accordance with the procedures set forth in Section 1010 of the Company Guide.

Notwithstanding the foregoing, however, the Exchange may in its sole discretion decide (i) not to afford the Company any Initial Cure Period or Additional Cure Period, as the case may be, at all or (ii) at any time during the Initial Cure Period or Additional Cure Period, to truncate the Initial Cure Period or Additional Cure Period, as the case may be. Furthermore, the Exchange may immediately commence suspension and delisting procedures if the Company is subject to delisting pursuant to any other provision of the Company Guide, including if the Exchange believes, in its sole discretion, that continued listing and trading of the Company’s securities on the Exchange is inadvisable or unwarranted in accordance with Sections 1001-1006 of the Company Guide.

In the interim, the Company’s securities will continue to be listed on the Exchange, subject to the Company’s compliance with other continued listing requirements, and the Company’s common stock and preferred stock will continue to trade under the symbols “RHE” and “RHE PRA,” respectively. The Exchange will make a late filer (“.LF”) indicator available on the consolidated tape. Each data vendor that disseminates the quotes and trades of Exchange-listed issuers may append this indicator to the ticker symbols of the Company. Each vendor is free to use an indicator of its own choosing so the letter or symbol used to indicate this status may differ from vendor to vendor. The Exchange also publishes a list of noncompliant issuers and displays the .LF indicator on its website.

The Company’s filings with the SEC are available free of charge at the SEC’s website, www.sec.gov.

About Regional Health Properties

Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA) is the successor to AdCare Health Systems, Inc., and is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions. Regional currently owns, leases or manages for third parties 28 facilities (16 of which are owned by Regional, 9 of which are leased by Regional and 3 of which are managed by Regional for third parties).  Of the 16 facilities owned by Regional, 4 are held for sale subject to the purchase and sale agreement previously disclosed by Regional in its Current Report on Form 8-K filed with the SEC on April 18, 2019. Assuming the consummation of the sale of the 4 facilities contemplated by such purchase and sale agreement, 24 facilities would be owned, leased or managed for third parties by RHE.

For more information, visit www.regionalhealthproperties.com.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of Exchange Act. All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, those statements regarding Regional’s expectations as to the timing of the filing of the Delayed Form 10-K.

These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Factors that may cause future results to differ materially from management’s current expectations include, among other things, that the completion and filing of the Delayed Form 10-K will take longer than expected and that Regional will be unable to file the Delayed Form 10-K within the Initial Cure Period or Additional Cure Period.

Regional does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on Regional’s forward-looking statements. There are a number of important factors that could cause Regional’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in Regional’s Annual Report on Form 10-K for the period ended December 31, 2017, and Regional’s subsequent filings with the SEC. Although Regional may elect to do so at some point in the future, Regional does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Contacts	Investor Relations
E. Clinton Cain	Brett Maas
Interim Chief Financial Officer, Senior Vice President	Managing Partner
and Chief Accounting Officer
Regional Health Properties, Inc.	Hayden IR
Tel (678) 368-4393	Tel (646) 536-7331
clinton.cain@regionalhealthproperties.com	brett@haydenir.com